EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cryoport, Inc. of our reports dated March 8, 2018, relating to the consolidated financial statements of Cryoport, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Cryoport, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Cryoport, Inc. for the year ended December 31, 2017.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of such registration statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
January 28, 2019